Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Nov. 3, 2026) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2026.

“Amgen delivered another strong quarter as our strategy for long-term growth continued to produce results across the enterprise,” said Robert A. Bradway, chairman and chief executive officer. “The strength of our commercial portfolio, combined with important clinical advances and a promising late-stage pipeline, reinforces our confidence in Amgen’s ability to deliver durable growth well into the next decade.”

Key results include:
•For the third quarter, total revenues increased 8% to $10.4 billion in comparison to the third quarter of 2025.
◦Product sales grew 8%, driven by volume growth.
◦Seventeen products delivered at least double-digit sales growth in the third quarter.
◦Seventeen products are annualizing at more than $1 billion based on third quarter sales.
•GAAP earnings per share (EPS) increased 19% from $5.93 to $7.08 for the third quarter, driven by higher revenues.
◦For the third quarter, GAAP operating income increased from $2.5 billion to $3.7 billion, and GAAP operating margin increased 9.9 percentage points to 37.5%.
•Non-GAAP EPS increased 14% from $5.64 to $6.45 for the third quarter, primarily driven by higher revenues, partially offset by higher operating expenses.
◦For the third quarter, non-GAAP operating income increased from $4.3 billion to $4.7 billion, and non-GAAP operating margin increased 0.2 percentage points to 47.3%.
•The Company generated $3.7 billion of free cash flow in the third quarter of 2026 versus $4.2 billion in the third quarter of 2025, driven by changes in working capital, with the third quarter of 2025 benefiting from the timing of rebates and collections, partially offset by current period business performance.
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 37% year-over-year to $1,085 million in the third quarter, primarily driven by volume growth.

•EVENITY® (romosozumab-aqqg) sales increased 39% year-over-year to $751 million in the third quarter, driven by volume growth.

•Prolia® (denosumab) sales decreased 45% year-over-year to $632 million in the third quarter as multiple biosimilars have launched globally. The decrease was driven by 23% lower volume with the remainder driven equally by lower net selling price and changes to estimated sales deductions.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales decreased 6% year-over-year to $526 million in the third quarter, driven by lower inventory levels.

•KRYSTEXXA® (pegloticase) sales increased 31% year-over-year to $419 million in the third quarter, primarily driven by higher net selling price.

•UPLIZNA® (inebilizumab-cdon) sales increased 191% year-over-year to $451 million in the third quarter, primarily driven by volume growth.

•TAVNEOS® (avacopan) sales decreased 2% year-over-year to $105 million in the third quarter, driven by 9% lower volume, 8% unfavorable changes to estimated sales deductions and 5% lower net selling price, partially offset by higher inventory levels. We continue to engage with the U.S. Food and Drug Administration (FDA) and believe that TAVNEOS demonstrates clinical effectiveness and a favorable benefit-risk profile.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 43% year-over-year to $538 million in the third quarter, driven by volume growth.

•Otezla® (apremilast) sales decreased 18% year-over-year to $481 million in the third quarter, driven by 13% lower volume, 9% unfavorable changes to estimated sales deductions and 4% lower net selling price, partially offset by higher inventory levels.

•Enbrel® (etanercept) sales increased 5% year-over-year to $611 million in the third quarter, driven by 15% favorable changes to estimated sales deductions and 8% higher inventory levels, partially offset by 14% lower net selling price, reflecting the ongoing impact of U.S. Medicare Part D price setting effective in 2026 under the Inflation Reduction Act, and lower volume.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales increased 24% year-over-year to $191 million in the third quarter, primarily driven by 18% volume growth and higher net selling price.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

•PAVBLU® (aflibercept-ayyh) sales increased 41% year-over-year to $300 million in the third quarter, driven by 71% volume growth, partially offset by 18% lower net selling price.

Oncology

•BLINCYTO® (blinatumomab) sales increased 27% year-over-year to $496 million in the third quarter, primarily driven by volume growth.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) sales increased 128% year-over-year to $406 million in the third quarter, driven by volume growth.

•Vectibix® (panitumumab) sales increased 18% year-over-year to $335 million in the third quarter, primarily driven by volume growth.

•KYPROLIS® (carfilzomib) sales decreased 8% year-over-year to $330 million in the third quarter, primarily driven by lower volume.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 6% year-over-year to $102 million in the third quarter, driven by 14% volume growth, partially offset by 5% unfavorable changes to estimated sales deductions and lower inventory levels.

•Nplate® (romiplostim) sales increased 3% year-over-year to $472 million in the third quarter. U.S. government orders were $65 million in Q3’26 compared to $90 million in Q3’25. Excluding these U.S. government orders, Nplate sales increased 11% year-over-year, primarily driven by volume growth.

•XGEVA® (denosumab) sales decreased 47% year-over-year to $288 million in the third quarter as multiple biosimilars have launched globally. The decrease was primarily driven by 32% lower volume and 11% lower net selling price.

•MVASI® (bevacizumab-awwb) sales decreased 21% year-over-year to $168 million in the third quarter, primarily driven by 11% lower net selling price and lower volume.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim), and Parsabiv® (etelcalcetide), generated $606 million of sales in the third quarter. Sales increased 14% year-over-year, driven by 19% higher net selling price, partially offset by 3% lower volume.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ’26			Q3 ’25	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$666	$419	$1,085	$794	37%
EVENITY®	557	194	751	541	39%
Prolia®	409	223	632	1,139	(45%)
TEPEZZA®	441	85	526	560	(6%)
KRYSTEXXA®	419	—	419	320	31%
UPLIZNA®	352	99	451	155	*
TAVNEOS®	105	—	105	107	(2%)
Ultra-Rare products(1)	107	3	110	200	(45%)
TEZSPIRE®	538	—	538	377	43%
Otezla®	428	53	481	585	(18%)
Enbrel®	605	6	611	580	5%
AMJEVITA®/AMGEVITA™	64	127	191	154	24%
PAVBLU®	294	6	300	213	41%
WEZLANA®/WEZENLA™	8	52	60	44	36%
BLINCYTO®	269	227	496	392	27%
IMDELLTRA®/IMDYLLTRA™	224	182	406	178	*
Vectibix®	182	153	335	284	18%
KYPROLIS®	209	121	330	359	(8%)
LUMAKRAS®/LUMYKRAS™	55	47	102	96	6%
Nplate®	347	125	472	457	3%
XGEVA®	170	118	288	539	(47%)
MVASI®	128	40	168	213	(21%)
Aranesp®	95	234	329	357	(8%)
Neulasta®	178	17	195	92	*
Parsabiv®	38	44	82	84	(2%)
Other products(2)	371	49	420	317	32%
Total product sales	$7,259	$2,624	$9,883	$9,137	8%

* Change in excess of 100%
(1) Ultra-Rare products consist of PROCYSBI®, RAVICTI®, ACTIMMUNE®, QUINSAIR®, and BUPHENYL®.
(2) Other products consist of KANJINTI®, AVSOLA®, Aimovig®, BKEMV®/BEKEMV™, RIABNI®, EPOGEN®, IMLYGIC®, NEUPOGEN®, DUEXIS®, RAYOS®, PENNSAID®, Sensipar®/Mimpara™, and Corlanor®. The Biosimilar products within Other products total $258 million in Q3 ’26 and $151 million in Q3 ’25. The Rare Disease products within Other products total $0 million in Q3 ’26 and ($10) million in Q3 ’25.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 5% year-over-year for the third quarter. Cost of Sales as a percentage of product sales decreased 5.5 percentage points, driven by lower amortization expense from acquisition-related assets and lower manufacturing costs, partially offset by higher profit share expense and changes in our sales mix. Research & Development (R&D) expenses increased 11% driven by higher spend in Research and Early Pipeline, including business development activity. Selling, General & Administrative (SG&A) expenses decreased 2% driven by lower general and administrative expenses, partially offset by higher commercial product-related expenses. Other operating expenses for the third quarter of 2026 totaled $76 million.
•Operating Margin as a percentage of product sales increased 9.9 percentage points to 37.5%.
•Tax Rate decreased 0.5 percentage points for the third quarter primarily driven by the change in earnings mix, including lower net unrealized gains on our equity investments, partially offset by net favorable items in the prior year as compared to the current year.
On a non-GAAP basis:
•Total Operating Expenses increased 8% year-over-year for the third quarter. Cost of Sales as a percentage of product sales increased 1.1 percentage points, driven by higher profit share expense and changes in our sales mix, partially offset by lower manufacturing costs. R&D expenses increased 11% driven by higher spend in Research and Early Pipeline, including business development. SG&A expenses decreased 1% driven by lower general and administrative expenses, partially offset by higher commercial product-related expenses.
•Operating Margin as a percentage of product sales increased 0.2 percentage points for the third quarter to 47.3%.
•Tax Rate decreased 2.3 percentage points for the third quarter primarily driven by the change in earnings mix.

$Millions, except percentages	GAAP			Non-GAAP
	Q3 ’26	Q3 ’25	YOY Δ	Q3 ’26	Q3 ’25	YOY Δ
Cost of Sales	$2,788	$3,082	(10%)	$1,907	$1,662	15%
% of product sales	28.2%	33.7%	(5.5) pts.	19.3%	18.2%	1.1 pts.
Research & Development	$2,111	$1,900	11%	$2,105	$1,890	11%
% of product sales	21.4%	20.8%	0.6 pts.	21.3%	20.7%	0.6 pts.
Selling, General & Administrative	$1,680	$1,720	(2%)	$1,677	$1,700	(1%)
% of product sales	17.0%	18.8%	(1.8) pts.	17.0%	18.6%	(1.6) pts.
Other	$76	$329	(77%)	$—	$—	N/A
Total Operating Expenses	$6,655	$7,031	(5%)	$5,689	$5,252	8%

Operating Margin
Operating income as % of product sales	37.5%	27.6%	9.9 pts.	47.3%	47.1%	0.2 pts.

Tax Rate	17.5%	18.0%	(0.5) pts.	15.9%	18.2%	(2.3) pts.

pts: percentage points
N/A = not applicable

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Cash Flow and Balance Sheet
•The Company generated $3.7 billion of free cash flow in the third quarter of 2026 versus $4.2 billion in the third quarter of 2025, driven by changes in working capital, with the third quarter of 2025 benefiting from the timing of rebates and collections, partially offset by current period business performance.
•The Company declared a third quarter 2026 dividend on July 30, 2026 of $2.52 per share that was paid on September 11, 2026 to all stockholders of record as of August 21, 2026, representing a 6% increase from the same period in 2025.
•During the third quarter of 2026, there were no repurchases of shares of common stock under our stock repurchase program.
•Cash and cash equivalents totaled $13.2 billion and debt outstanding totaled $54.0 billion as of September 30, 2026.

$Billions, except shares	Q3 ’26	Q3 ’25	YOY Δ
Operating Cash Flow	$4.2	$4.7	$(0.4)
Capital Expenditures	$0.6	$0.4	$0.2
Free Cash Flow	$3.7	$4.2	$(0.6)
Dividends Paid	$1.4	$1.3	$0.1
Share Repurchases	$0.0	$0.0	$0.0
Average Diluted Shares (millions)	546	542	4

Note: Numbers may not add due to rounding

$Billions	9/30/26	12/31/25	YTD Δ
Cash and Cash Equivalents	$13.2	$9.1	$4.1
Debt Outstanding	$54.0	$54.6	$(0.6)

Note: Numbers may not add due to rounding
2026 Guidance
For the full year 2026, the Company expects:
•Total revenues in the range of $38.9 billion to $39.7 billion.
•On a GAAP basis, EPS in the range of $18.34 to $19.28, and a tax rate in the range of 14.5% to 16.0%.
•On a non-GAAP basis, EPS in the range of $22.90 to $23.70, and a tax rate in the range of 15.0% to 16.5%.
•Capital expenditures to be approximately $2.6 billion.
•Share repurchases not to exceed $3.0 billion.

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTideTM (maridebart cafraglutide/AMG 133)
•MariTide is a differentiated antibody-peptide conjugate that activates the glucagon-like peptide-1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

polypeptide receptor (GIPR). MariTide's long-acting design supports starting with monthly dosing, and staying on MariTide with as few as four or six doses per year.
•MARITIME-1, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, without Type 2 diabetes (T2D).
•MARITIME-2, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, with T2D.
•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes, has completed enrollment of adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure (HF) events and cardiovascular risk, is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•MARITIME-OSA-1, a Phase 3 study of MariTide, has completed enrollment of adults living with obstructive sleep apnea (OSA) on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-OSA-2, a Phase 3 study of MariTide, has completed enrollment of adults living with OSA not on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-SWITCH, a Phase 3 study of MariTide, is enrolling adults living with obesity or overweight who will be switching from weekly tirzepatide or weekly semaglutide to MariTide on an every eight-week or quarterly dosing schedule.
•MARITIME-1 EXTENSION, a Phase 3 long-term extension study of MariTide, to evaluate the maintenance of weight loss with monthly, every eight-week or quarterly dosing, is enrolling adults living with obesity or overweight without T2D who completed the MARITIME-1 study.
•MARITIME-2 EXTENSION, a Phase 3 long-term extension study of MariTide, to evaluate the maintenance of weight loss with monthly and every eight-week dosing, is enrolling adults living with obesity or overweight with T2D who completed the MARITIME-2 study.
•MARITIME-T2D-3 study, a Phase 3 study of MariTide, to evaluate efficacy compared to semaglutide, was initiated and is enrolling adults living with T2D.
•Two additional Phase 3 studies of MariTide in people living with T2D will be initiated in Q4 2026.
•A Phase 2b study of MariTide to assess the effect of MariTide on liver fat reduction and weight loss has completed enrollment of adults living with obesity or overweight with elevated liver fat.
Repatha
•In August, results from a new pre-specified analysis of the Phase 3 VESALIUS-CV pre-cardiovascular event trial on the protective effects of Repatha on fatal outcomes were presented at the European Society of Cardiology (ESC) Congress.
◦In this study, Repatha was associated with a nominal:
▪20% reduction in all-cause mortality
▪21% reduction in cardiovascular death

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

▪15% reduction in non-cardiovascular death, largely explained by lower rates of non-fatal myocardial infarction, stroke, and ischemia-driven revascularization
◦Repatha also demonstrated that the reduction in mortality began around 1.5 years after treatment and continued through a median 4.6 years of follow-up.
•In August, results from a new pre-specified analysis of the Phase 3 VESALIUS-CV trial on the protective effect of Repatha on total cardiovascular events were also presented at ESC Congress. In this study, Repatha:
◦reduced the total number of MACE (major adverse cardiac events), providing support for the role of intensive low-density lipoprotein cholesterol lowering to prevent first and subsequent MACE in patients at high cardiovascular risk and no prior MI or stroke
◦demonstrated a 27% relative reduction in the risk of a composite of coronary heart disease death, heart attack or ischemic stroke (3-P MACE)
◦demonstrated a 20% reduction in a broader composite that also included ischemia-driven revascularization (4-P MACE)
•EVOLVE-MI, a Phase 4 study of Repatha initiated within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular events, is ongoing.
Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with established atherosclerotic CV disease and elevated Lp(a).
•The OCEAN(a)-PreEvent trial, a Phase 3 primary prevention CV outcomes study, is enrolling patients with elevated Lp(a) at high risk for a first major CV event.
•The OCEAN(a)-Coronary Computed Tomography Angiography (CCTA), a Phase 3 coronary artery plaque study, is enrolling patients with atherosclerotic CV disease and elevated Lp(a).

Rare Disease
UPLIZNA
•MERCURY, a Phase 2/3 study of UPLIZNA, was initiated in patients with autoimmune hepatitis (AIH).
•MOMENT, a Phase 3 study of UPLIZNA, was initiated in patients with primary membranous nephropathy (PMN).
•In September, new one-year extension data from the Phase 3 MINT study in patients with generalized myasthenia gravis (gMG) were presented at Annual Neuromuscular Study Group (NMSG) and at the American Association of Neuromuscular & Electrodiagnostic Medicine (AANEM) Annual Meeting. Key findings included:
◦sustained numerical improvements in Myasthenia Gravis Activities of Daily Living (MG-ADL) and Quantitative Myasthenia Gravis (QMG) scores at Year 1 of the open label period (OLP)

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

◦observed improvements both in participants who continued UPLIZNA from the randomized controlled period (RCP) and in those who initiated UPLIZNA during the OLP, demonstrating similar patterns of improvement regardless of initial treatment assignment
◦UPLIZNA continued to demonstrate a safety profile consistent with the established safety profile of UPLIZNA across all approved indications
◦efficacy and safety outcomes support the longer-term use of UPLIZNA for the treatment of gMG
•A Phase 3 study of UPLIZNA in patients with chronic inflammatory demyelinating polyneuropathy (CIDP) will be initiated H2 2026 - H1 2027.
TEPEZZA
•Chronic-J, a Phase 3 study of TEPEZZA in Japanese patients with chronic thyroid eye disease (TED) met both primary endpoints, with a safety profile consistent with the established profile. The results will be shared with the scientific community and regulatory authorities.
TAVNEOS
•The Company continues to engage the U.S. Food and Drug Administration (FDA) regarding the Center for Drug Evaluation and Research’s request to voluntarily withdraw TAVNEOS from the U.S. market. On June 1, 2026, the Company requested a hearing to discuss this topic and submitted supporting materials to the FDA on July 23, 2026. The Company believes that these materials support a favorable benefit-risk profile of TAVNEOS for patients with AAV.
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen is ongoing in patients from six years to < 18 years of age with active AAV (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).
Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40 ligand (CD40L).
•In October, the Company announced results from the Phase 3 OASIZ-301 study of dazodalibep in adults with Sjögren's disease and moderate-to-severe systemic disease activity with full results to be presented as a late-breaking oral presentation at the American College of Rheumatology (ACR) Convergence in November. In this study, dazodalibep:
◦achieved statistically significant and clinically meaningful improvements of systemic disease activity at Week 48 with a change from baseline of 5.6 points with every-four-week dosing (1.8 points placebo-adjusted improvement) and 5.2 points with every-12-week dosing (1.4 points placebo-adjusted improvement), as measured by the EULAR Sjögren’s Syndrome Disease Activity Index (ESSDAI)
◦observed evidence of clinical benefit as early as Week 4
◦demonstrated statistically significant and clinically meaningful improvements of patient-reported dryness, a key secondary endpoint, at Week 48 with a change from baseline of 2.50 points (1.17 points placebo-adjusted improvement) and 1.98 points (0.93 points placebo-adjusted improvement) with every-four-week dosing, as measured by the EULAR Sjögren’s Syndrome Patient Reported Index (ESSPRI)

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

dryness score and the Diary for Assessing Sjögren’s Patient Reported Index (DASPRI) dryness score, respectively
◦demonstrated a favorable safety profile that was similar across treatment groups
•OASIZ 303, the Phase 3 study of dazodalibep in Sjögren’s patients with moderate-to-severe symptom burden with low systemic disease activity, is ongoing and is expected to complete in Q4 2026.
AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 is ongoing in patients with moderate-to-severe active TED.

Inflammation
Otezla
•A Phase 3 study evaluating the safety of Otezla in pediatric patients aged six through 17 years with mild to moderate plaque psoriasis, has been completed. The safety findings were consistent with the established safety profile of Otezla. The Company plans to submit the results to the FDA.
TEZSPIRE
•In October, the results from the Phase 3 CROSSING study of TEZSPIRE in eosinophilic esophagitis (EOE) were presented at the American College of Gastroenterology (ACG) and the United European Gastroenterology Week (UEGW). In this study, TEZSPIRE dosed every four weeks:
◦achieved histologic remission at Week 24 in 64.8% and 68.9% of EoE patients receiving the 210 mg and 420 mg doses, respectively, vs 3.5% for placebo
◦reduced the frequency and severity of dysphagia symptoms at Week 24 by 18.8 points and 22.0 points in EoE patients receiving 210 mg and 420 mg doses, respectively, vs 14.7 points for placebo, as measured by the Dysphagia Symptom Questionnaire (DSQ) score
◦sustained histological remission and continued symptom improvement through Week 52
◦achieved total endoscopic remission at Week 52 in 34.4% and 29.5% of EoE patients receiving the 210 mg and 420 mg doses, respectively, vs 4.1% for placebo
◦demonstrated a safety profile consistent with its approved indications
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a blood eosinophil count (BEC) ≥ 150 cells/µL.
Daxdilimab
•Daxdilimab is a first-in-class plasmacytoid dendritic cell depleting monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•In September, results from the Phase 2 study of daxdilimab in adult patients with moderate-to-severe primary discoid lupus erythematosus (DLE) were presented at the European Academy of Dermatology and Venereology (EADV). In this study, daxdilimab dosed every four weeks:

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

◦achieved statistically significant and clinically meaningful improvements in disease activity by 10.2 points with low dose (6.0 points placebo-adjusted improvement) and 9.9 points with high dose (5.7 points placebo-adjusted improvement), as measured by the change from baseline of the Cutaneous Lupus Erythematosus Disease Area and Severity Index - Activity (CLASI-A) score at Week 24
◦showed statistically significant improvement in disease activity as early as Week 4 with the low dose and Week 8 with the high dose
◦demonstrated a ≥50% reduction in CLASI-A score (CLASI-50) at Week 24 in 61.7% of patients on low dose (38.0% placebo-adjusted improvement) and 62.1% of DLE patients on high dose (38.4% placebo-adjusted improvement)
◦achieved a clear or almost-clear skin at Week 24 in 60.3% of patients on low dose (51.5% placebo-adjusted improvement) and 51.6% of DLE patients on high dose (42.8% placebo-adjusted improvement), as measured by the proportion of patients achieving the Cutaneous Lupus Activity Investigator’s Global Assessment (CLA-IGA 0/1)
◦demonstrated a favorable safety profile, with no serious adverse events or deaths reported
•The Company is taking steps to advance daxdilimab to Phase 3 development.
Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease is enrolling adults with refractory rheumatoid arthritis.
•A Phase 2 study of blinatumomab in autoimmune disease is ongoing in adults with systemic lupus erythematosus (SLE), with and without nephritis.
Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease has completed enrollment of adults with SLE with nephritis.
Sunakiment (AMG 104/AZD8630)
•Sunakiment is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab) protein.
•The Company is planning a Phase 3 development program in asthma in collaboration with AstraZeneca.

Oncology
BLINCYTO/blinatumomab
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, is ongoing in older adult patients with newly diagnosed CD19-positive Philadelphia chromosome (Ph) negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•A potentially registration-enabling Phase 2 study of subcutaneous blinatumomab in both adults and adolescents with relapsed or refractory CD19-positive Ph-negative B-ALL remains on partial clinical hold by the FDA.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

•A Phase 1b/2 study of subcutaneous blinatumomab in pediatric patients with relapsed or refractory and minimal residual disease positive (MRD+) B-ALL remains on partial clinical hold by the FDA.
•Discussions are underway with the FDA on a path forward to reopen both subcutaneous blinatumomab studies.
IMDELLTRA/tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In September, the FDA approved an update to the IMDELLTRA Prescribing Information, reducing the recommended monitoring time for the first two doses from 22 to 24 hours to 6 to 8 hours from the start of infusion in an appropriate healthcare setting.
•In September, at the World Conference on Lung Cancer (WCLC), two key IMDELLTRA results were presented:
◦A Phase 2 alternate dosing study, DeLLphi-309, evaluating IMDELLTRA dosed every three weeks or every four weeks, demonstrated durable objective response and maintained overall survival (OS) in both dosing frequencies compared to the established every 2 week dosing. Extended dosing regimens may offer flexibility in treatment combination for small cell lung cancer (SCLC) patients who are often taking other therapies.
◦Results from the Phase 1b DeLLphi-308 subcutaneous administration study showed for the first time that subcutaneous IMDELLTRA can achieve comparable exposures to the intravenous route, to be further characterized in the Phase 3 DeLLphi-315 study
•In October, three key IMDELLTRA results were presented at the European Society for Medical Oncology (ESMO) Congress:
◦The landmark Phase 3 DeLLphi-305 study showed that addition of IMDELLTRA to IMFINZI® (durvalumab) in first-line maintenance therapy significantly improved OS (58% reduction in risk of death) and progression-free survival (66% reduction in risk of disease progression or death) for patients who completed initial chemo-immunotherapy without progression. The DeLLphi-305 results were published simultaneously in the New England Journal of Medicine.
◦IMDELLTRA continued to demonstrate a safety profile consistent with the established safety profile of IMDELLTRA in the approved second-line setting
◦A long-term update with a median follow-up of 30.8 months from the Phase 1b DeLLphi-303 first-line maintenance study, showed an estimated median OS of 37.9 months among patients that received IMDELLTRA plus a PD-L1 inhibitor as a first-line maintenance regimen following initial chemo-immunotherapy
◦A long-term update from the Phase 3 DeLLphi-304 study, which established IMDELLTRA as the standard of care for patients who have had progression on or after platinum-based chemotherapy, showed sustained OS benefit with twice as many patients alive at two years with IMDELLTRA (30%) compared to standard chemotherapy (15%). The DeLLphi-304 results were published simultaneously in Annals of Oncology.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is ongoing in patients with LS-SCLC
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second-line or later ES-SCLC
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate (ADC), with or without a PD-L1 inhibitor, is ongoing in patients with ES-SCLC
◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), is ongoing in patients with second-line or later ES-SCLC
◦DeLLphi-312, a Phase 3 study of IMDELLTRA in combination with carboplatin, etoposide and durvalumab, has completed enrollment of patients with first-line ES-SCLC
◦DeLLphi-313, a Phase 1b study of IMDELLTRA in combination with zocilurtatug pelitecan, a DLL3 targeting ADC, with and without a PD-L1 inhibitor, is enrolling patients with ES-SCLC
◦DeLLphi-315, a Phase 3 study of subcutaneous tarlatamab, is enrolling patients with second-line ES-SCLC
Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class BiTE molecule targeting six-transmembrane epithelial antigen of the prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, is ongoing in patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•XALience, a Phase 3 study of xaluritamig in combination with abiraterone, is enrolling patients with chemotherapy-naïve mCRPC.
•A Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone is enrolling patients with mCRPC who have not yet received taxane-based chemotherapy. Results from a fully outpatient cohort of patients with mCRPC who have previously received taxane-based chemotherapy were presented at ESMO, demonstrating feasibility for a more convenient administration setting.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is ongoing in patients with high-risk biochemically recurrent prostate cancer after definitive therapy.
•A Phase 1b study of xaluritamig in combination with androgen receptor pathway inhibitors is enrolling patients with metastatic hormone-sensitive prostate cancer.
•A Phase 1b study of xaluritamig is enrolling adults with mCRPC to evaluate an additional dosing regimen.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

•A Phase 1b study of xaluritamig is enrolling adult, adolescent and pediatric patients with relapsed or refractory Ewing sarcoma.
LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic colorectal cancer.
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus platinum doublet chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced non-small cell lung cancer (NSCLC).
Nplate
•PROCLAIM, a Phase 3 study of Nplate for the treatment of chemotherapy-induced thrombocytopenia (CIT) in patients with NSCLC, ovarian cancer, or breast cancer is complete. Full results will be presented at an upcoming medical congress.
•ROMISTER, a Phase 3 study of Nplate plus predniso(lo)ne compared with predniso(lo)ne alone, is enrolling patients with untreated primary immune thrombocytopenia (ITP).

Biosimilars
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO® (nivolumab) is ongoing in patients with treatment-naïve unresectable or metastatic melanoma. The Biologics License Application (BLA) with the FDA has been submitted and accepted for review. The Company expects an FDA action on this BLA by the end of the year.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared with KEYTRUDA® (pembrolizumab) in patients with advanced or metastatic non-squamous NSCLC has met both primary and secondary endpoints. We have submitted these results and are awaiting file acceptance by the FDA.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® in patients with early-stage non-squamous NSCLC as adjuvant treatment has met both primary and secondary endpoints.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared with OCREVUS® (ocrelizumab) is ongoing in patients with relapsing-remitting multiple sclerosis.
•A randomized, double-blind, comparative clinical study of ABP 938 (8 mg) compared with EYLEA HD® (aflibercept) is enrolling patients with neovascular age-related macular degeneration.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Sunakiment (AMG 104/AZD8630) is being developed in collaboration with AstraZeneca.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Zocilurtatug pelitecan is an investigational DLL3 targeting antibody-drug conjugate being developed by Zai Lab Limited.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective IL-2 being developed by Asher Biotherapeutics.
OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.
EYLEA HD is a registered trademark of Regeneron Pharmaceuticals, Inc.
IMFINZI is a registered trademark of AstraZeneca PLC.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2026 and 2025, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2026 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2026 and 2025. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to fight some of the world’s toughest diseases. Harnessing the best of biology and technology, Amgen reaches millions of patients with its medicines.
More than 45 years ago, Amgen helped establish the biotechnology industry at its U.S. headquarters in Thousand Oaks, California, and it remains at the cutting edge of innovation, using technology and human genetic data to push beyond what is known today. Amgen is advancing a broad and deep pipeline and portfolio of medicines to treat cancer, heart disease, inflammatory conditions, rare diseases and obesity and obesity-related conditions.
Amgen has been consistently recognized for innovation and workplace culture, including honors from Fast Company and Forbes. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.
For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube, Facebook, TikTok and Threads.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc., Dark Blue Therapeutics, Ltd. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful, and may result in unanticipated costs, delays or failures to realize the benefits of the transactions. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Adair, 609-251-1407 (media)
Casey Capparelli, 805-447-1746 (investors)

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues:
Product sales	$9,883	$9,137	$27,638	$25,781
Other revenues	482	420	1,399	1,104
Total revenues	10,365	9,557	29,037	26,885

Operating expenses:
Cost of sales	2,788	3,082	8,343	9,061
Research and development	2,111	1,900	5,698	5,130
Selling, general and administrative	1,680	1,720	5,027	5,098
Other	76	329	79	1,236
Total operating expenses	6,655	7,031	19,147	20,525

Operating income	3,710	2,526	9,890	6,360

Other income (expense):
Interest expense, net	(653)	(685)	(1,983)	(2,102)
Other income, net	1,629	2,080	1,631	3,204

Income before income taxes	4,686	3,921	9,538	7,462

Provision for income taxes	822	705	1,480	1,084

Net income	$3,864	$3,216	$8,058	$6,378

Earnings per share:
Basic	$7.14	$5.98	$14.92	$11.86
Diluted	$7.08	$5.93	$14.79	$11.77

Weighted-average shares used in calculation of earnings per share:
Basic	541	538	540	538
Diluted	546	542	545	542

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,190	$9,129
Trade receivables, net	10,353	9,570
Inventories	6,389	6,225
Other current assets	4,431	4,133
Total current assets	34,363	29,057

Property, plant and equipment, net	8,884	7,913
Intangible assets, net	19,536	22,276
Goodwill	18,664	18,680
Other noncurrent assets	14,601	12,660
Total assets	$96,048	$90,586

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,833	$20,890
Current portion of long-term debt	2,398	4,599
Total current liabilities	23,231	25,489

Long-term debt	51,609	50,005
Long-term deferred tax liabilities	1,278	1,366
Long-term tax liabilities	2,934	2,690
Other noncurrent liabilities	2,644	2,378
Total stockholders’ equity	14,352	8,658
Total liabilities and stockholders’ equity	$96,048	$90,586

Shares outstanding	541	539

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Supplemental depreciation and amortization information
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
GAAP depreciation expense(1)	$233	$232	$675	$661
GAAP intangible asset amortization expense	889	1,075	2,675	3,374
Total GAAP depreciation, amortization and other	$1,122	$1,307	$3,350	$4,035

(1) Includes right-of-use asset amortization.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
GAAP cost of sales	$2,788	$3,082	$8,343	$9,061
Adjustments to cost of sales:
Acquisition-related expenses (a)	(881)	(1,420)	(2,959)	(4,428)
Non-GAAP cost of sales	$1,907	$1,662	$5,384	$4,633

GAAP cost of sales as a percentage of product sales	28.2%	33.7%	30.2%	35.1%
Acquisition-related expenses (a)	(8.9)	(15.5)	(10.7)	(17.1)
Non-GAAP cost of sales as a percentage of product sales	19.3%	18.2%	19.5%	18.0%

GAAP research and development expenses	$2,111	$1,900	$5,698	$5,130
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(6)	(10)	(31)	(80)
Non-GAAP research and development expenses	$2,105	$1,890	$5,667	$5,050

GAAP research and development expenses as a percentage of product sales	21.4%	20.8%	20.6%	19.9%
Acquisition-related expenses (b)	(0.1)	(0.1)	(0.1)	(0.3)
Non-GAAP research and development expenses as a percentage of product sales	21.3%	20.7%	20.5%	19.6%

GAAP selling, general and administrative expenses	$1,680	$1,720	$5,027	$5,098
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(2)	(15)	(14)	(77)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(1)	(5)	(36)	(16)
Total adjustments to selling, general and administrative expenses	(3)	(20)	(50)	(93)
Non-GAAP selling, general and administrative expenses	$1,677	$1,700	$4,977	$5,005

GAAP selling, general and administrative expenses as a percentage of product sales	17.0%	18.8%	18.2%	19.8%
Acquisition-related expenses (b)	0.0	(0.1)	(0.1)	(0.3)
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	(0.1)	(0.1)	(0.1)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	17.0%	18.6%	18.0%	19.4%

GAAP operating expenses	$6,655	$7,031	$19,147	$20,525
Adjustments to operating expenses:
Adjustments to cost of sales	(881)	(1,420)	(2,959)	(4,428)
Adjustments to research and development expenses	(6)	(10)	(31)	(80)
Adjustments to selling, general and administrative expenses	(3)	(20)	(50)	(93)
Impairment of intangible assets (c)	(59)	(400)	(59)	(1,200)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(7)	(57)	(28)	(80)
Certain other items, net (d)	(10)	128	8	44
Total adjustments to operating expenses	(966)	(1,779)	(3,119)	(5,837)
Non-GAAP operating expenses	$5,689	$5,252	$16,028	$14,688

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
GAAP operating income	$3,710	$2,526	$9,890	$6,360
Adjustments to operating expenses	966	1,779	3,119	5,837
Non-GAAP operating income	$4,676	$4,305	$13,009	$12,197

GAAP operating income as a percentage of product sales	37.5%	27.6%	35.8%	24.7%
Adjustments to cost of sales	8.9	15.5	10.7	17.1
Adjustments to research and development expenses	0.1	0.1	0.1	0.3
Adjustments to selling, general and administrative expenses	0.0	0.2	0.2	0.4
Impairment of intangible assets (c)	0.6	4.4	0.2	4.7
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.1	0.6	0.1	0.3
Certain other items, net (d)	0.1	(1.3)	0.0	(0.2)
Non-GAAP operating income as a percentage of product sales	47.3%	47.1%	47.1%	47.3%

GAAP other income, net	$1,629	$2,080	$1,631	$3,204
Adjustments to other income, net:
Net gains from equity investments	(1,465)	(1,963)	(1,174)	(2,663)
Non-GAAP other income, net	$164	$117	$457	$541

GAAP income before income taxes	$4,686	$3,921	$9,538	$7,462
Adjustments to income before income taxes:
Adjustments to operating expenses	966	1,779	3,119	5,837
Adjustments to other income, net	(1,465)	(1,963)	(1,174)	(2,663)
Total adjustments to income before income taxes	(499)	(184)	1,945	3,174
Non-GAAP income before income taxes	$4,187	$3,737	$11,483	$10,636

GAAP provision for income taxes	$822	$705	$1,480	$1,084
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	(129)	(81)	254	537
Other income tax adjustments (f)	(26)	58	7	53
Total adjustments to provision for income taxes	(155)	(23)	261	590
Non-GAAP provision for income taxes	$667	$682	$1,741	$1,674

GAAP tax as a percentage of income before taxes	17.5%	18.0%	15.5%	14.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	(1.0)	(1.4)	(0.4)	0.7
Other income tax adjustments (f)	(0.6)	1.6	0.1	0.5
Total adjustments to provision for income taxes	(1.6)	0.2	(0.3)	1.2
Non-GAAP tax as a percentage of income before taxes	15.9%	18.2%	15.2%	15.7%

GAAP net income	$3,864	$3,216	$8,058	$6,378
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	(370)	(103)	1,691	2,637
Other income tax adjustments (f)	26	(58)	(7)	(53)
Total adjustments to net income	(344)	(161)	1,684	2,584
Non-GAAP net income	$3,520	$3,055	$9,742	$8,962

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended September 30, 2026		Three months ended September 30, 2025
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$3,864	$3,520	$3,216	$3,055

Shares (Denominator):
Weighted-average shares for diluted EPS	546	546	542	542

Diluted EPS	$7.08	$6.45	$5.93	$5.64

	Nine months ended September 30, 2026		Nine months ended September 30, 2025
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$8,058	$9,742	$6,378	$8,962

Shares (Denominator):
Weighted-average shares for diluted EPS	545	545	542	542

Diluted EPS	$14.79	$17.88	$11.77	$16.54

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations and, in certain periods, amortization of inventory fair value step-up.

(b)	The adjustments included noncash amortization of intangible assets acquired in business combinations and acquisition-related expenses related to our Horizon acquisition.

(c)	For the three and nine months ended September 30, 2025, the adjustments related to intangible asset impairment charges for Otezla®.

(d)	The adjustments included changes in the fair value of contingent consideration liabilities and certain items associated with legal proceedings.

(e)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization and impairments of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and nine months ended September 30, 2026, was 25.9% and 13.1%, respectively, compared to 44.0% and 16.9%, respectively, for the corresponding periods of the prior year.

(f)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$4,241	$4,684	$10,432	$8,355
Net cash used in investing activities	(649)	(414)	(1,934)	(1,250)
Net cash used in financing activities	(4,391)	(2,853)	(4,437)	(9,633)
(Decrease) increase in cash and cash equivalents	(799)	1,417	4,061	(2,528)
Cash and cash equivalents at beginning of period	13,989	8,028	9,129	11,973
Cash and cash equivalents at end of period	$13,190	$9,445	$13,190	$9,445

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$4,241	$4,684	$10,432	$8,355
Capital expenditures	(587)	(436)	(1,812)	(1,216)
Free cash flow	$3,654	$4,248	$8,620	$7,139

AMGEN REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP diluted EPS guidance	$18.34	—	$19.28
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	5.99	—	6.13
Net gains from equity investments		(1.70)
Other		0.13
Non-GAAP diluted EPS guidance	$22.90	—	$23.70

* The known adjustments are presented net of their related tax impact, which amounts to approximately $0.70 per share.

(a) The adjustment primarily includes noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP tax rate guidance	14.5%	—	16.0%
Tax rate of known adjustments discussed above		0.5%
Non-GAAP tax rate guidance	15.0%	—	16.5%